(a)(42)

VOYA VARIABLE PRODUCTS TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of Voya Variable Products Trust, a Massachusetts business trust (the “Trust”), acting pursuant to the Trust’s Declaration of Trust, dated December 17, 1993, as amended, including Article V, Section 5.11(f) and Article VIII, Sections 8.2 and 8.3, hereby abolish the Voya International Value Portfolio, and the establishment and designation thereof, there being no shares of such series currently outstanding.

Dated: March 9, 2015

/s/ Colleen D. Baldwin	/s/ Russell H. Jones
Colleen D. Baldwin, as Trustee	Russell H. Jones, as Trustee

/s/ John V. Boyer	/s/ Patrick W. Kenny
John V. Boyer, as Trustee	Patrick W. Kenny, as Trustee

/s/ Patricia W. Chadwick	/s/ Shaun P. Mathews
Patricia W. Chadwick, as Trustee	Shaun P. Mathews, as Trustee

/s/ Dr. Albert E. DePrince	Joseph E. Obermeyer
Dr. Albert E. DePrince, Jr., as Trustee	Joseph E. Obermeyer, as Trustee

/s/ Peter S. Drotch	Sheryl K. Pressler
Peter S. Drotch, as Trustee	Sheryl K. Pressler, as Trustee

/s/ J. Michael Early	/s/ Roger B. Vincent
J. Michael Earley, as Trustee	Roger B. Vincent, as Trustee